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                                                     EXHIBIT 23.1




INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of The Dial Corp on Form S-8 of our report dated February 24, 1995, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in the method of accounting for postretirement benefits other than pensions in 1992, appearing in the Annual Report on Form 10-K of The Dial Corp for the year ended December 31, 1994, and of our report dated June 14, 1995, appearing in the Annual Report on Form 11-K of The Dial Companies Capital Accumulation Plan for the year ended December 31, 1994, respectively.

     We also consent to the reference to us under the heading
"Experts" in such Registration Statement.





Deloitte & Touche LLP
Phoenix, Arizona
November 17, 1995